EXHIBIT 99.1

American National Announces Third Quarter 2021 Results

GALVESTON, Texas, Nov. 01, 2021 (GLOBE NEWSWIRE) -- American National Group, Inc. (NASDAQ: ANAT) and subsidiaries (collectively, the “Company”) announced net income for the third quarter of 2021 of $51.0 million or $1.90 per diluted share, compared to net income of $171.1 million or $6.36 per diluted share for the same period in 2020.

Net income for the third quarter of 2021 was $120.1 million lower than net income for the same period in 2020 primarily because gains on equity securities were $119.6 million less in the third quarter of 2021. In addition, an increase in realized investment earnings of $21.9 million during the third quarter of 2021 was offset by a reduction in after-tax adjusted net operating income of $22.4 million.

Net gains on equity securities were $0.5 million or $0.02 per diluted share in the third quarter of 2021, compared to $120.1 million or $4.47 per diluted share for the same period in 2020, reflecting more favorable market conditions for the appreciation of our investment in equities during the third quarter of 2020.

Net realized investment earnings for the third quarter of 2021 were $37.9 million or $1.41 per diluted share, compared to net realized investment earnings of $16.0 million or $0.60 per diluted share for the same period in 2020. The increase in net realized investment earnings was primarily attributable to an increase in earnings from investment funds as well as a reduction in the credit loss related to our commercial mortgage loans due to improved market conditions during the third quarter of 2021.

After-tax adjusted net operating income for the third quarter of 2021 was $12.6 million or $0.47 per diluted share, compared to $35.0 million or $1.29 per diluted share for the same period in 2020. The decrease reflects lower earnings in our property and casualty business due to the impact of Hurricane Ida and an increase in claim frequency on our personal automobile products as well as an operating loss in our life insurance business from increased death claims as a result of the COVID-19 pandemic.

Net income for the nine months ended September 30, 2021 was $449.2 million or $16.71 per diluted share compared to net income of $161.2 million or $5.99 per diluted share for the same period in 2020.

Net income for the nine months ended September 30, 2021 was $288.0 million greater than net income for the same period in 2020 primarily because of a $150.9 million increase in realized investment earnings, a $117.7 million increase in gains on equity securities and a $19.4 million increase in after-tax adjusted net operating income.

Net gains on equity securities for the nine months ended September 30, 2021 were $211.2 million or $7.86 per diluted share, compared to net gains on equity securities of $93.5 million or $3.48 per diluted share for the same period in 2020 due to significantly more favorable market conditions in 2021 for investments in equity securities. The after-tax net gains on equity securities for the nine months ended September 30, 2020 were affected by the negative impact on financial markets associated with the COVID-19 pandemic.

Net realized investment earnings for the nine months ended September 30, 2021 were $97.8 million or $3.64 per diluted share, compared to net realized investment losses of $53.1 million or $1.98 per diluted share for the same period in 2020. The increase in net realized investment earnings is primarily driven by the aforementioned favorable change in the credit loss and earnings from investment funds.

After-tax adjusted net operating income for the nine months ended September 30, 2021 was $140.2 million or $5.21 per diluted share, compared to $120.8 million or $4.49 per diluted share for the same period in 2020. The increase in adjusted net operating income reflects improved earnings in our annuity segment from our equity indexed annuity products and an increase in the earnings from our corporate and other segment due to increased investment earnings, partially offset by lower earnings in our life segment due to adverse mortality experience.

For the nine months ended September 30, 2021, total life insurance in force increased by $6.8 billion to $135.1 billion and book value per share increased $10.74 to $250.94.

Update Regarding Pending Merger with Brookfield Asset Management Reinsurance Partners Ltd.

As previously announced, on August 6, 2021, the Company entered into a merger agreement with Brookfield Asset Management Reinsurance Partners Ltd. (“Brookfield Reinsurance”) and its wholly-owned merger subsidiary. Subject to the conditions set forth in the merger agreement, at the closing of the transaction, the Company will become a wholly owned subsidiary of Brookfield Reinsurance and each then-outstanding share of the Company’s common stock will be converted into the right to receive $190.00 per share in cash, for total merger consideration of approximately $5.1 billion. As previously disclosed, the merger is expected to close in the first half of 2022.

Shortly after the merger agreement was executed, the Company’s two largest stockholders delivered written consents that adopted the merger agreement. Because those two stockholders hold approximately 59.8% of the Company’s outstanding shares of common stock, no further stockholder approval is required in connection with the transactions contemplated by the merger agreement. As a result, after those stockholder consents were delivered, the Company’s board of directors no longer had the right to consider unsolicited competing acquisition proposals from third parties or to exercise a “fiduciary out” and no such third-party proposal has been received.

On September 17, 2021, the Company began mailing the definitive information statement and appraisal rights notice to the Company’s stockholders, and that document is available in the EDGAR system on the SEC’s website at www.sec.gov. As disclosed in the definitive information statement, any stockholder who wished to demand appraisal rights for its shares was required to deliver its demand no later than October 7, 2021, the 20th day after the information statement was first mailed to stockholders. Prior to that deadline, the Company received only one purported appraisal demand, which was submitted by the owner of 2,000 shares of common stock (less than 0.01% of the Company’s outstanding shares).

On August 27, 2021, the Company and Brookfield Reinsurance filed the required notifications for antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”). The waiting period under the HSR Act expired on September 27, 2021.

Because (i) the required stockholder approval for the merger has been obtained, (ii) the information statement and appraisal rights notice has been sent to stockholders and (iii) the HSR Act waiting period has expired, the only remaining significant closing condition is the receipt of the required regulatory approval from the insurance authorities in Texas, Missouri, New York, Louisiana, and California. On September 3, 2021, Brookfield Reinsurance made the required Form A filings with each of these state insurance regulators, and those regulators are reviewing the filings.

GAAP Reconciliation of Non-GAAP Measures

A reconciliation of GAAP net income to adjusted net operating income, a non-GAAP measure, is shown in the table below:

American National Consolidated Financial Highlights
(Preliminary & Unaudited in millions, except per share data)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (GAAP basis)	$51.0	$171.1	$449.2	$161.2
Adjustments to eliminate the impact of:
Unrealized gains on equity securities	$0.3	$121.7	$212.9	$94.2
Net gains (losses) on equity securities sold	0.2	(1.6)	(1.7)	(0.7)
Net gains on equity securities	$0.5	$120.1	$211.2	$93.5

Adjustments to eliminate the impact of:
Net realized investment gains	$15.9	$13.7	$39.5	$20.1
(Increase) decrease in credit loss	5.3	(2.8)	17.6	(82.3)
Equity in earnings of unconsolidated real estate joint ventures and other investments	16.9	5.8	41.0	9.8
Net income attributable to noncontrolling interest	0.2	0.7	0.3	0.7
Net realized investment earnings (losses)	$37.9	$16.0	$97.8	$(53.1)

Adjusted net operating income(1) (non-GAAP basis)*	$12.6	$35.0	$140.2	$120.8

Per diluted share
Net income (GAAP basis)	$1.90	$6.36	$16.71	$5.99
Net gains on equity securities	0.02	4.47	7.86	3.48
Net realized investment earnings (losses)	1.41	0.60	3.64	(1.98)
Adjusted net operating income(1) (non-GAAP basis)*	$0.47	$1.29	$5.21	$4.49

Weighted average number of diluted shares upon which computations are based	26,884,582	26,884,758	26,884,700	26,887,874

	As of
	September 30, 2021	December 31, 2020
Book value per diluted share	$250.94	$240.20

*	This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain items listed in footnote 1 below, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide an understanding of the significant factors that comprise the Company’s periodic results of operations.

(1)	Adjusted net operating income excludes the after-tax impact of net gains (losses), both realized and unrealized, on equity securities and net realized investment earnings (losses). Net realized investment earnings (losses) are comprised of realized investment gains on assets (excluding equity securities), (increase) decrease in credit loss, and earnings from our equity in earnings of unconsolidated real estate joint ventures and other investments and non-controlling interests.

American National Group, Inc. is a family of companies that has, on a consolidated GAAP basis, $30.7 billion in assets, $24.0 billion in liabilities and $6.7 billion in stockholders’ equity as of September 30, 2021. American National Insurance Company, founded in 1905 and headquartered in Galveston, Texas, and other American National subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. In addition to American National Insurance Company, major subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company has been assigned an ‘A u’ rating by A.M. Best Company and an ‘A’ rating by S&P Global Ratings(1), both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the Company’s web site at www.AmericanNational.com.

(1) A.M. Best has placed American National’s issuer credit and financial strength ratings under review with developing implications and S&P Global Ratings has placed the ratings on CreditWatch with negative implications due to the pending merger with Brookfield Reinsurance.

Contact: Brody J. Merrill (409) 766-6826